EXHIBIT 5.3
Grant Thornton LLP
Chartered Accountants
Management Consultants
U.S. Securities and Exchange Commission
Re: Compton Petroleum Corporation
We hereby consent to the use of our name in the Registration Statement on Form F-10 (the “Registration Statement”) of Compton Petroleum Finance Corporation, Compton Petroleum Corporation, and the subsidiary guarantors named therein, as it appears under the headings “Summary Historical Financial Data”, “Selected Historical Consolidated Financial Data” and “Independent Accountants”.
We also consent to the use of our report dated March 15, 2005, except for Note 18a), which is dated November 22, 2005 and Note 18b), which is as of December 5, 2005, in the Registration Statement.
(Signed) “Grant Thornton LLP”

Calgary, Canada
December 5, 2005	Chartered Accountants
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